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DAUGHERTY RESOURCES, INC.                                             EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
(United States Dollars)
Unaudited

The table below presents information necessary for the computation of earnings or loss per share of common stock, on both a primary and filly diluted basis, for the nine months ended September 30, 2001 and 2000, and the years ended December 31, 2000, 1999, and 1998. The computations below reflect the 1 for 5 Reverse Stock Split effective June 30, 1999.


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

                                                      For the nine months
                                                      -------------------
                                                      Ended September 30,                   For the Years Ended December 31,
                                                      -------------------                   --------------------------------

                                                      2001             2000             2000             1999              1998
                                                      ----             ----             ----             ----              ----

Net income (loss) applicable to share
of Common Stock and Common
Stock Equivalents                               $   (190,742)    $   (184,489)       $   (251,572)    $ (7,220,920)    $ (1,568,348)


Average number of shares of
Common Stock Outstanding                           3,742,724        2,222,172           2,957,366        2,261,754        2,035,188


Common Stock equivalents*                          6,262,420        6,116,031           6,016,729        5,933,586        1,725,960
                                                ------------     ------------        ------------     ------------     ------------


Total shares of Common Stock and
Common Stock equivalents                          10,005,144        8,338,203           8,974,095        8,195,340        3,761,148
                                                ============     ============        ============     ============     ============

Primary income (loss) per share of
Common Stock                                    $      (0.05)    $      (0.08)       $      (0.09)    $      (3.19)    $      (0.77)
                                                ============     ============        ============     ============     ============


Fully diluted income (loss) per share
of Common Stock*                                $      (0.05)    $      (0.08)       $      (0.09)    $      (3.19)    $      (0.77)
                                                ============     ============        ============     ============     ============

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*Common Stock equivalents are considered anti-dilutive in loss years.